Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-180662 on Form S-4 of our report dated March 14, 2012 (April 10, 2012 as to Note 14) relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”) appearing in the Company’s Current Report on Form 8-K dated April 10, 2012, our report dated March 14, 2012 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Chicago, Illinois

May 25, 2012